Exhibit 99.1

News

FOR IMMEDIATE RELEASE                 Contact: Cathy Maloney, VP Investor Relations, 508-651-6650 cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES FOURTH QUARTER

AND FULL YEAR RESULTS

NATICK, MA — March 5, 2008 — BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income of $50.2 million, or $0.80 per diluted share, for the fourth quarter of 2007. These results exceeded the Company’s guidance of $0.70 to $0.74 per diluted share which was given on January 10, 2008 in conjunction with the Company’s December sales announcement. The favorable net income results were due primarily to strong January sales, favorable merchandise margin rates, strong gasoline profitability and expenses coming in slightly lower than projected.

For the fourth quarter of 2006, the Company reported net income of $11.9 million, or $0.18 per diluted share. These results included unusual income and expense items resulting in a net expense of $0.40 per diluted share. On a per diluted share basis, the unusual items were comprised of the following:

•	$0.06 of income from the fifty-third week,
•	$0.02 of expense related to the Company’s ProFoods Restaurant Supply operations and
•	various other expenses totaling $0.44, which included:
o	$0.23 in closing costs for ProFoods,
o	$0.08 for asset impairment charges,
o	$0.07 for pharmacy closing costs,
o	$0.04 for severance expense and
o	$0.02 to increase the Company’s credit card claim reserve.

Excluding the foregoing unusual items, on a non-GAAP basis, adjusted net income for the fourth quarter of 2006 would have been $0.58 per diluted share.

For the full year 2007, net income was $122.9 million, or $1.90 per diluted share. These results included, on a per diluted share basis, unusual income of $0.05 for favorable state income tax audit settlements, $0.04 for a ProFoods lease reserve adjustment and $0.01 from the sale of pharmacy assets during the first quarter. Adjusting for the foregoing items which totaled to income of $.10 per diluted share, adjusted net income on a non-GAAP basis would have been $1.80 per diluted share for 2007.

For the full year 2006, net income was $72.0 million, or $1.08 per diluted share. On a per diluted share basis, these results included unusual income and expense items resulting in a net expense of $0.42 per diluted share. The unusual items were comprised of the following:

•	$0.08 of expense related to the Company’s ProFoods operations,
•	$0.06 of income from the 53rd week,
•	$0.03 of income for House2Home bankruptcy claim recoveries,
•	$0.23 in closing costs for ProFoods,
•	$0.07 for asset impairment charges,
•	$0.06 for pharmacy closing costs,
•	$0.04 for severance expense, and
•	$0.02 of expense to increase our credit card claim reserve.

-More-

BJ’s Wholesale Club

March 5, 2008

Excluding the foregoing unusual items, net income on a non-GAAP basis would have been $1.50 per diluted share for 2006.

Net sales for the fourth quarter of 2007, which included 13 weeks of sales versus 14 weeks of sales in 2006, rose by 1.9% to $2.4 billion. Comparable club sales for the fourth quarter, based on 13 weeks of sales in both years, increased by 5.4%, including a favorable impact from sales of gasoline of 2.4%, and a negative impact from the absence of pharmacy sales of 0.4%. On a comparable club basis, merchandise sales excluding gas and pharmacy increased by 3.4%.

Net sales for 2007, which included 52 weeks versus 53 weeks in 2006, increased by 6.2% to $8.8 billion. Comparable club sales for 2007, which included 52 weeks in both years, increased by 3.7%, including a favorable impact from sales of gasoline of 1.1%, and a negative impact from the absence of pharmacy sales of 0.4%. On a comparable club basis, merchandise sales excluding gas and pharmacy increased by 3.0%.

During the fourth quarter, the Company purchased approximately 4.0 million shares of BJ’s common stock at an average cost of $29.98 per share, for a total expenditure of $118.5 million. For the year, BJ’s repurchased approximately 7.2 million shares of common stock at an average cost of $31.98 per share for a total expenditure of $229 million. As of February 2, 2008, the end of the fiscal year, approximately $175 million remained available for repurchase under the existing Board authorization.

In a separate release, the Company also announced today its sales results for February 2008.

Conference Call Information for Fourth Quarter and Year-End Financial Results

As previously announced, at 8:30 a.m. Eastern Time today, BJ’s management plans to hold a conference call to review fourth quarter and fiscal year results for 2007 and to discuss its outlook for 2008. To access the webcast, visit www.bjsinvestor.com/medialist.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately ninety days following the call.

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 177 BJ’s Wholesale Clubs in 16 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Non-GAAP Measures

This press release includes the non-GAAP financial measure of adjusted net income. Management uses this non-GAAP measure internally in reviewing the Company’s performance and believes that the presentation of adjusted net income aids investors’ understanding of historical and expected financial results and in the comparability of financial information from period to period. Specifically, management believes that the income related to favorable income tax audit settlements, the Pro Foods lease reserve adjustment and the sale of pharmacy assets in 2007, as well as the income from the House2Home bankruptcy claim recovery, and expenses for closing its ProFoods and pharmacy operations, severance and credit card reserve adjustments in 2006, are outside the ordinary course of the Company’s business, and that such income and expenses will not recur, that the adjustments relating to results from particular arrangements put in place as part of the Company’s 1997 spin-off are not indicative of the Company’s ongoing operations, and that the credit card provisions relate to specific events that are not reasonably likely to recur. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.

-See Attached Financial Tables -

BJ's Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Quarter Ended		Fiscal Year Ended
	February 2,	February 3,	February 2,	February 3,
	2008	2007	2008	2007
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)

Net sales	$2,430,795	$2,384,836	$8,814,615	$8,303,496
Membership fees and other	48,817	46,361	190,387	176,785

Total revenues	2,479,612	2,431,197	9,005,002	8,480,281

Cost of sales, including buying and occupancy costs	2,212,484	2,170,909	8,111,314	7,619,125
Selling, general and administrative expenses	181,046	208,822	693,842	705,249
Provision for credit card claims	—	2,000	—	2,000
Preopening expenses	1,151	3,802	4,555	9,524

Operating income	84,931	45,664	195,291	144,383
Interest income, net	1,432	109	3,742	2,638
Gain on contingent lease obligations	—	—	—	3,119

Income from continuing operations before income taxes	86,363	45,773	199,033	150,140
Provision for income taxes	35,631	17,314	77,628	57,183

Income from continuing operations	50,732	28,459	121,405	92,957
Income (loss) from discontinued operations, net of income taxes	(489)	(16,603)	1,456	(20,941)

Net income	$50,243	$11,856	$122,861	$72,016

Basic earnings per common share:
Income from continuing operations	$0.82	$0.44	$1.91	$1.42
Income (loss) from discontinued operations	(0.01)	(0.26)	0.02	(0.32)

Net income	$0.81	$0.18	$1.93	$1.10

Diluted earnings per common share:
Income from continuing operations	$0.81	$0.44	$1.88	$1.40
Income (loss) from discontinued operations	(0.01)	(0.26)	0.02	(0.32)

Net income	$0.80	$0.18	$1.90	$1.08

Number of common shares for earnings per share computations:
Basic	61,792,832	64,227,421	63,669,088	65,530,278
Diluted	62,680,059	65,191,262	64,557,393	66,387,755

BJ's clubs in operation—end of period	177	172

BJ's Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	February 2, 2008	February 3, 2007
ASSETS
Current assets:
Cash and cash equivalents	$97,314	$55,877
Accounts receivable	115,228	101,495
Merchandise inventories	877,466	850,902
Current deferred income taxes	26,340	34,633
Prepaid expenses	28,991	26,874

Total current assets	1,145,339	1,069,781
Property, net of depreciation	874,453	900,148
Deferred income taxes	4,321	—
Other assets	22,406	23,085

TOTAL ASSETS	$2,046,519	$1,993,014

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$529	$493
Accounts payable	622,965	560,406
Closed store lease obligations	1,726	4,189
Accrued expenses and other current liabilities	321,214	301,693

Total current liabilities	946,434	866,781
Long-term debt, less portion due within one year	1,715	2,243
Noncurrent closed store lease obligations	10,633	14,794
Other noncurrent liabilities	107,245	83,377
Deferred income taxes	—	5,932
Stockholders’ equity	980,492	1,019,887

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,046,519	$1,993,014

BJ's Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Fiscal Year Ended
	February 2,	February 3,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$122,861	$72,016
Provision for credit card claims	—	2,000
Provision for (reversal of) store closing costs and impairments	(2,847)	44,444
Depreciation and amortization	106,403	105,253
Share-based compensation expense	19,018	18,467
Deferred income taxes	1,213	(28,030)
Decrease (increase) in merchandise inventories, net of accounts payable	28,422	(39,243)
Decrease in closed store lease obligations	(3,309)	(1,138)
Other	36,203	(880)

Net cash provided by operating activities	307,964	172,889

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(89,857)	(190,758)
Property disposals	118	91
Purchase of marketable securities	(1,510)	(917)
Sale of marketable securities	1,614	536

Net cash used in investing activities	(89,635)	(191,048)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	3,001	2,754
Purchase of treasury stock	(228,781)	(118,446)
Proceeds from issuance of common stock	49,405	28,050
Repayment of long-term debt	(492)	(461)
Dividends paid	(25)	(25)

Net cash used in financing activities	(176,892)	(88,128)

Net increase (decrease) in cash and cash equivalents	$41,437	$(106,287)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	In the first quarter ended May 5, 2007, the Company implemented FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (FIN 48).” The implementation of FIN 48 required the Company to record a charge to stockholders’ equity of $6.2 million as of the beginning of this year’s first quarter.

2.	During 2007, the Company recorded post-tax income of $3.6 million, or $.05 per diluted share, as a result of favorable state income tax audit settlements, $2.4 million, or $.04 per diluted share, as a result of settling the lease for one of the two ProFoods clubs, which the Company closed in January 2007, and $0.6 million, or $.01 per diluted share, in connection with completing the closing of BJ’s pharmacies in the first quarter. The tax audit and Profoods lease settlements occurred in the second quarter.

3.	During 2006, the Company’s net income included the following post-tax (income) expense items (dollars in millions except per share amounts):

	Q4 and	Q4	Full Year
	Full Year	Diluted EPS	Diluted EPS
ProFoods closing expense	$15.2	$0.23	$0.23
Asset impairment expense	4.9	0.08	0.07
Pharmacy closing expense	4.3	0.07	0.06
Severance expense	2.9	0.04	0.04
Increase in credit card reserve	1.2	0.02	0.02
Income from 53rd week of sales	(4.0)	(0.06)	(0.06)

In addition to the items in the table above, ProFoods incurred post-tax operating losses of $1.3 million, or $.02 per diluted share, in the fourth quarter of 2006 and $5.5 million, or $.08 per diluted share, in the full year.

The Company also recorded post-tax income recoveries of House2Home bankruptcy claims of $2.1 million, or $.03 per diluted share, in 2006. These recoveries were realized in the first quarter.

4.	Certain amounts in the prior year’s financial statements have been reclassified for comparative purposes.